Registration No. 33-84894
                                                                 Rule 424(b)(3)

          SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED NOVEMBER 13, 1996

                   MLCC MORTGAGE INVESTORS, INC., Transferor
            ML Revolving Home Equity Loan Asset Backed Certificates,
                      Series 1996-2, Investor Certificates

                        MERRILL LYNCH CREDIT CORPORATION
                                    Servicer


     On November 25, 1996, the ML Revolving Home Equity Loan Trust 1996-2 (the "Trust") issued the ML Revolving Home Equity Loan Asset Backed Certificates, Series 1996-2 (the "Certificates") in an original aggregate principal amount of approximately $276,159,000. Each Certificate represented an undivided interest in the Trust created pursuant to a Pooling and Servicing Agreement dated as of November 1, 1996 by and among MLCC Mortgage Investors, Inc., as transferor, Merrill Lynch Credit Corporation, as servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Equity Access Program--Delinquency and Loan Loss Experience" on pages S-32 and S-33 of the Prospectus Supplement are hereby updated, in their entirety, as follows:



                                          Mortgage Loan Delinquency Experience
                                                       (Dollars in Thousands)

                                                               As of December 31,
                                ----------------------------------------------------------------------------------
                                   1993          1994         1995          1996          1997           1998
                                ------------  -----------  ------------  -----------  -------------- -------------
Number of revolving credit
  line loans serviced........        13,839       15,598        25,056       28,368          31,395        30,571
Aggregate loan balance of
  revolving credit line
  loans serviced.............    $1,037,427   $1,079,693       $1,293,483   $1,353,800   $1,387,217    $1,191,938
Loan balance of revolving
  credit line loans 2 months
  delinquent.................       $ 5,161      $ 5,358       $ 8,447      $ 8,292         $ 5,450      $  6,634
Loan balance of revolving
  credit line loans 3 months
  or more delinquent.........      $ 17,508     $ 22,989      $ 33,763     $ 39,508        $ 44,104      $ 31,348
Total of 2 months or more
  delinquent as a percentage
  of aggregate loan balance
  of revolving credit
  line loans ................         2.19%        2.63%         3.26%        3.53%           3.57%         3.19%



                                                  Mortgage Loan Loss Experience
                                                       (Dollars in Thousands)

                                                               As of December 31,

                                ----------------------------------------------------------------------------------
                                   1993          1994         1995          1996          1997           1998
                                ------------  -----------  ------------  -----------  -------------  -------------
Number of revolving credit
  line loans serviced........        13,839       15,598        25,056       28,368         31,395         30,571
Aggregate loan balance of
  revolving credit line
  loans serviced.............    $1,037,427   $1,079,693    $1,293,483   $1,353,800     $1,387,217      1,191,938
For the Period:
  Gross Charge-offs
    dollars..................       $ 3,153      $ 1,118       $ 3,700      $ 1,860        $ 4,269       $  2,756
  Percentage(1)..............         0.30%        0.10%         0.29%        0.14%          0.31%          0.23%

-------------
    (1) As a percentage of aggregate balance of revolving credit line loans serviced.


     Additionally, the information contained in the table entitled "Trust Balances" under the heading "The Mortgage Loan Pool--The Mortgage Loans" on page S-26 of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1998 the Loan Balances of the Mortgage Loans:



            Trust Balances of Mortgage Loans as of December 31, 1998

                                                                   Number of                                 % of Mortgage
                                                                   Mortgage               Trust                 Loans by
                  Range of Trust Balances                            Loans               Balance             Trust Balance
------------------------------------------------------------     --------------     ------------------     -------------------

$                                 0.....................                 1,359      $            0.00                   0.00%
$       0.01-                 4,999.99                                     814           1,278,178.30                   0.72%
$   5,000.00-                 9,999.99..................                   536           3,997,786.01                   2.24%
$  10,000.00-                14,999.99..................                   385           4,748,021.99                   2.66%
$  15,000.00-                19,999.99..................                   388           6,800,563.21                   3.80%
$  20,000.00-                24,999.99..................                   311           6,907,355.94                   3.86%
$  25,000.00-                29,999.99..................                   254           6,983,468.20                   3.91%
$  30,000.00-                34,999.99..................                   193           6,242,997.14                   3.49%
$  35,000.00-                39,999.99..................                   180           6,742,178.48                   3.77%
$  40,000.00-                44,999.99..................                   145           6,119,546.87                   3.42%
$  45,000.00-                49,999.99..................                   148           7,046,184.18                   3.94%
$  50,000.00-                54,999.99..................                    93           4,866,205.17                   2.72%
$  55,000.00-                59,999.99..................                    88           5,050,477.54                   2.83%
$  60,000.00-                64,999.99..................                    72           4,484,619.45                   2.51%
$  65,000.00-                69,999.99..................                    66           4,463,433.11                   2.50%
$  70,000.00-                74,999.99..................                    54           3,918,077.47                   2.19%
$  75,000.00-                99,999.99..................                   200          17,445,878.77                   9.75%
$ 100,000.00-               149,999.99..................                   140          17,189,914.69                   9.62%
$ 150,000.00-               199,999.99..................                    77          13,449,009.93                   7.52%
$ 200,000.00-               249,999.99..................                    35           7,590,328.03                   4.25%
$ 250,000.00-               299,999.99..................                    31           8,453,789.06                   4.73%
$ 300,000.00-               349,999.99..................                    11           3,589,786.29                   2.01%
$ 350,000.00-               399,999.99..................                    12           4,515,926.25                   2.53%
$ 400,000.00-               449,999.99..................                     5           2,195,994.21                   1.23%
$ 450,000.00-               499,999.99..................                     2             978,425.40                   0.55%
$ 500,000.00-               549,999.99..................                     2           1,002,617.77                   0.56%
$ 550,000.00-               599,999.99..................                     3           1,750,419.56                   0.98%
$ 600,000.00-               649,999.99..................                     2           1,257,717.33                   0.70%
$ 650,000.00-               699,999.99..................                     2           1,328,396.05                   0.74%
$ 700,000.00-               749,999.99..................                     2           1,481,650.19                   0.83%
$ 750,000.00-               799,999.99..................                     1             750,000.00                   0.42%
$ 800,000.00-               849,999.99..................                     1             800,000.00                   0.45%
$ 950,000.00-               999,999.99..................                     3           2,989,390.29                   1.67%
$1,000,000.00-            1,099,999.99..................                     2           2,000,000.00                   1.12%
$1,100,000.00-            1,399,999.99..................                     1           1,189,407.79                   0.67%
$1,400,000.00-            1,499,999.99..................                     1           1,471,516.45                   0.82%
$1,600,000.00-            1,899,999.99..................                     1           1,664,877.25                   0.93%
$1,900,000.00-            2,999,999.99..................                     1           1,999,592.21                   1.12%
$  3,000,000.00 or greater..............................                     1           4,000,000.00                   2.24%
                                                                 --------------     -----------------      -------------------
     TOTALS.............................................                 5,622      $  178,743,730.58                 100.00%
                                                                 --------------     -----------------      -------------------



                                                                       --------------------


                 The date of this Supplement is April 1, 1999